FILED IN THE OFFICE OF THE SECRETARY OF STATE OF THE STATE OF NEVADA

DEC-11-1998
No. C13193-92
/s/ Dean Meuller
DEAN MEULLER, SECRETARY OF STATE



          ARTICLES OF MERGER OF DOMESTIC AND FOREIGN CORPORATIONS INTO

                           SKYTEX INTERNATIONAL, INC.

PURSUANT TO THE PROVISIONS OF THE STATE OF NEVADA REVISED STATUTES, THE UNDERSIGNED DOMESTIC AND FOREIGN CORPORATIONS ADOPT THE FOLLOWING ARTICLES OF MERGER FOR THE PURPOSE OF MERGING THEM INTO ONE OF SUCH CORPORATIONS.

First: The names of the undersigned corporations and the states under the loaws of which they are respectively organized are:

     The Majestic Companies, LTD. - Delaware

     Skytex International, Inc. - Nevada

Second: The laws of the state under which such foreign corporation is organized permit such a merger.

Third: Skytex International, Inc. shall be the surviving corporation. The name of the surviving corporation shall then immediately be changed to The Majestic Companies, LTD., and it is to be governed by the laws of the state of Nevada.

Fourth: The following plan of merger was approved by the shareholders of the undersigned domestic corporation in the manner prescribed by the Nevada Revised Statutes, and was approved by the undersigned foreign corporation in the manner prescribed by the laws of the state under which it is organized: Skytex International, Inc. will exchange one share for each 1 shares of The Majestic Companies; LTD outstanding shares at the time of merger.

Fifth: a to each of the undersigned corporations, the number of shares outstanding, and the designation and number of outstanding shares of each class certified class entitled to vote as a class on such plan, are as follows:

THE MAJESTIC COMPANIES, LTD. -- DELAWARE: 12,797,231 common shares voted in favor of merger with 638,300 shares from voting, with no votes against.

SKYTEX INTERNATIONAL, iNC. -- NEVADA: 2,194,300 common shares voted in favor of merger with 455,700 abstained from voting with no votes against.

Seventh: If the surviving corporation is to be governed by the laws of any other state, such surviving corporation hereby: (a) agrees that it may be served with process in the State of Nevada in any proceeding for the enforcement of any obligation of the undersigned domestic corporation and in any proceeding for the enforcement of the rights of a dissenting shareholder of such domestic corporation against the surviving corporation; (b) irrevocably appoints the Secretary of State-of-Nevada as is agent to accept service of State-of-Nevada as its agent to accept service of process in any such proceeding, and (c) agrees that it will promptly pay to the dissenting shareholders of such domestic corporation the amount, if any to which they shall be entitled under the provisions of the Nevada Revised Statutes with respect to the rights of dissenting shareholders.



                                             Dated: November 3, 1998

                                             Skytex International, Inc. (Nevada)
                                             By: /s/    Ralph Morren
                                                --------------------------------
                                                 Ralph Morren, Pres. and Sec.


SUBSCRIBED and SWORN to me
This 5th day of December 1998
/s/ Laurea Washburn                                  [NOTARY STAMP APPEARS HERE]
--------------------------
NOTARY PUBLIC in and for said County and State

                          The Majestic Companies, Ltd.

                          By: /s/ Zubrowski
                             -----------------------
                             Prancis A. Zubrowski, President
                             & Chief Executive Officer

SUBSCRIBED and SWORN to me
This 4th day of December, 1998

------------------------------
NOTARY PUBLIC in and for said County and States    [NOTARY STAMP APPEARS HERE]